ON LETTERHEAD



                                 Exhibit 23.1(f)

                         CONSENT OF INDEPENDENT AUDITORS




We consent to the inclusion of our report dated September 16, 1997, except for notes 17, 20 and 22, as of March 6, 1998, and Notes 1, 16, 23, 25, 26, 27, 29,
30, 31 and 32, as of November 16, 1998, on our audits of the financial statement of Swissray International, Inc. for the years ended June 30, 1997 and 1996 in Swissray International, Inc.'s Amendment Number 9 to Form S-1.

The consolidated balance sheets of Swissray International, Inc. and its subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders equity and cash flows for the year ended June 30, 1996 are not presented in the registration statement. We did not audit the financial statements of Swissray (Deutschland) Rontgentechnik GmbH, a wholly owned subsidiary, which statements reflect total assets of $437,021 as of June 30, 1997 and total revenues of $1,255,140 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it related to the amounts included for Swissray (Deutschland) Rontgentechnick GmbH, is based solely on the report of the other auditors.

We also consent to the reference to us as "experts" under the heading "Independent Auditors."






                                                 /s/ BEDERSON & COMPANY LLP
                                                     BEDERSON & COMPANY LLP





West Orange, New Jersey
August 3, 2000